EXHIBIT 10.4
SPECIAL 2026 CORPORATE BONUS REPAYMENT AGREEMENT

Janet Catlett

This Agreement is entered into as of    4/6/2026    between Janet Catlett
(“Employee”) and Gibraltar Steel Corporation of New York (“Company”). The parties hereby agree as follows:

1.The Company agrees to pay the Employee a Special 2026 Bonus in the amount of $124,925 (“Special Bonus”), less applicable withholdings, on April 17, 2026 subject to the terms and conditions contained in this Special 2026 Corporate Bonus Repayment Agreement (“Agreement”).

2.If the Employee voluntarily resigns from the Company or is terminated for Cause prior to Friday April 17, 2027, the Employee agrees to repay 100% of the Special Bonus to the Company within 30 calendar days of the resignation or termination date. For the purpose of this Agreement, “Cause” shall mean: (A) any willful or repeated failure by Employee to substantially perform his duties and/or meet performance expectations; (B) Employee being indicted or convicted of, or plead guilty to or nolo contendere to, any felony or any crime involving moral turpitude or fraud, including but not limited to, embezzlement, misappropriation of funds, self-dealing, misrepresentation, or other act of dishonesty against Employer or any of its affiliates; (C) commission of an act by Employee which constitutes misconduct and/or is injurious to the Company, including but not limited to, any violations of the Code of Ethics and/or the Company’s anti-harassment or other policies or; (D) breach in any material respect by Employee of any policy, procedure or legal restriction applicable to employees of the Company, as determined by the Company in its sole but reasonable discretion.

3.Employee acknowledges and agrees that, if Employee resigns or is terminated for Cause as provided in paragraph no. 2 above, the Company may recover all or any portion of the Special Bonus through a reduction in money still due to be paid to employee, including unpaid wages, post-termination payments for unused accrued vacation time, incentive compensation, bonus payments, or similar payment types, to the fullest extent permitted by applicable law, and Employee hereby authorizes the Company to deduct the maximum amount permitted by law from Employee’s final paycheck and authorizes the maximum amount permitted by law to be withheld from any additional payments that may be due, including severance pay. The Company will provide an accounting of such deductions at the time of payment.

4.The Employee acknowledges that the Special Bonus is subject to applicable federal, state, and local taxes. In the event of repayment, the Company will provide the Employee with the necessary documentation to reflect the repayment for tax purposes. The Employee is responsible for consulting with a tax advisor regarding the tax implications of the Special Bonus and its repayment.

5.Employee acknowledges and agrees that nothing in this Agreement shall be construed as, imply or constitute a promise of continued employment or employment for a specified term, or otherwise alter the at-will employment relationship between Employee and the Company.

6.By signing below, Employee acknowledges that Employee has read, and understands the terms and conditions contained in this Special 2026 Corporate Bonus Repayment Agreement and voluntarily and freely agrees to such terms.

ACCEPTED AND AGREED

/ s/ Janet A. Catlett
Janet Catlett

/ s/ Janet A Catlett
on behalf of Company
Janet A. Catlett
VP & CHRO

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